Exhibit 21.1

SUBSIDIARIES

Name of Subsidiary	State of Incorporation	Name Under Which Subsidiary Is Doing Business

Isis Tele-Communications, Inc.	Delaware	Isis Tele-Communications, Inc.
SafeStitch LLC	Virginia	SafeStitch LLC